Certificate of Registration of a Company

ASIC

Australian Securities & Investments Commission

CERTIFICATE

This is to certify that

BOUMARANG PTY LTD

Australian Company Number 681 831 998

is a registered company under the Corporations Act 2001 and is taken to be registered in Western Australia.

The company **is limited by shares.**

The company is a **proprietary** company.

The day of commencement of registration is
the twenty-fifth day of October 2024.

Issued by the
Australian Securities and Investments Commission
on this twenty-fifth day of October, 2024.

Joseph Longo
Chair